Exhibit 99.1

FOR IMMEDIATE RELEASE                                              July 20, 2004

For further information contact:                                 Pamela G. Boone
                                                     Vice President Finance, CFO
                                                                    636-733-1600

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                            MAVERICK TUBE CORPORATION
                      Reports Record Second Quarter Results
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     St.  Louis,  July  20,  2004  ----  Maverick  Tube  Corporation  (NYSE:MVK)
announced today its results for the quarter and six months ended June 30, 2004. The Company reported net income for the second quarter of $58.0 million, or $1.36 per share, compared to net income in the same quarter last year of $1.1 million, or $0.03 per share. Net income for the first six months of 2004 was $86.7 million or $2.04 per share, compared to net income last year of $1.3 million or $0.03 per share. Net sales were $348.1 million for the quarter and $659.4 for the six months ended June 30, 2004, up from net sales of $194.9 million and $414.4 million, respectively compared to the prior year.

     Total tons of U.S. energy related products shipped by the Company during the second quarter decreased to 131,981 tons, down 8%, compared to the second quarter of 2003. Drilling levels in the U.S. increased by 9% during the quarter compared to the second quarter of 2003, with a 17% increase in gas related drilling and a 6% decrease in oil related drilling. The Company's energy shipments in Canada decreased 16%, down to 39,533 tons, during the second quarter over last year's rate, with drilling levels decreasing 1% from the second quarter of last year. Second quarter shipments of the Company's industrial products increased to 118,989 tons, or 20%, compared to the second quarter of 2003, primarily attributable to improved industry conditions.

Gregg Eisenberg, President and CEO said, "The rig count moved ahead 13% in the U.S. and declined 1% in Canada compared to the comparable quarter of last year. However, imports into the U.S. were up 18% from a year ago and 14% from last quarter. Inventory held by distributors and end-users in the U.S. increased approximately 59,000 tons as compared to a 124,000 ton increase in the second quarter of last year. As a result, domestic OCTG shipments in the U.S. were down 1% and 6% from the second quarter of last year and from last quarter, respectively. In comparison, Maverick's domestic shipments of OCTG products in the U.S. decreased by 10% from the year ago quarter and by 18% from last quarter. In Canada, Maverick shipments of OCTG products decreased 23% from last year's quarter while decreasing by 50% from last quarter."

     Eisenberg went on to say, "The record profit recorded during the quarter stemmed from three factors. First, demand for our energy products remained good, despite being off a bit from the prior quarter. Second, our industrial business was very strong, contributing heavily to our overall results. Finally, the quarter benefited from the lower priced inventory we still had available, which coupled with higher selling prices based upon sharply higher increased raw material costs, yielded higher than normal margins. All segments of Maverick's business performed well during the quarter. We remain optimistic that positive financial results will continue in the coming quarters."


     Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products used in the energy industry for drilling, production, well servicing and line pipe applications, as well as industrial tubing products (HSS, electrical conduit and standard pipe) used in various applications.

     This news release contains forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under "Risk Factors" and elsewhere in Maverick's Form 10-K for its year ended December 31, 2003.

                               - Table attached -


                            MAVERICK TUBE CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA
            For the Second Quarter and Six Months Ended June 30, 2004
        (In thousands, except rig count, tons shipped and per share data)
                                   (Unaudited)


                                                           Second Quarter Ended                  Six Months Ended
                                                                 June 30,                            June 30,
                                                          2004               2003             2004              2003
                                                   ------------------------------------------------------------------------

Average U.S. Rig Count                                           1,164            1,028            1,141               964
Average Canadian Rig Count                                         202              203              365               348

Tons shipped                                                   294,728          294,033          674,017           620,704

Net sales                                                     $348,088         $194,925         $659,386          $414,363
Cost of goods sold                                             228,824          179,279          469,582           383,808
                                                   -------------------- ---------------- ---------------- -----------------
Gross profit                                                   119,264           15,646          189,804            30,555
Selling, general and administrative                             22,602           11,785           42,243            24,098
                                                   -------------------- ---------------- ---------------- -----------------
Income from operations                                          96,662            3,861          147,561             6,457
Interest expense                                                 2,677            2,207            5,295             4,442
                                                   -------------------- ---------------- ---------------- -----------------
Income from continuing operations
  before income taxes and accounting
  change                                                        93,985            1,654          142,266             2,015
Provision for income taxes                                      35,988              591           53,944               710
                                                   -------------------- ---------------- ---------------- -----------------
Income before cumulative effect of a change in
  accounting principle                                          57,997            1,063           88,322             1,305
Cumulative effect of accounting
  change (1)                                                        --               --           (1,584)               --
                                                   -------------------- ---------------- ---------------- -----------------
Net income                                                     $57,997           $1,063          $86,738            $1,305
                                                   ==================== ================ ================ =================
Diluted earnings per share before cumulative
  effect of a change in accounting principle                     $1.36            $0.03            $2.08             $0.03
                                                   ==================== ================ ================ =================
Diluted earnings per share                                       $1.36            $0.03            $2.04             $0.03
                                                   ==================== ================ ================ =================
Average shares deemed outstanding                           42,699,819       42,285,174       42,528,568        41,924,714
                                                   ==================== ================ ================ =================

Other Data:
Depreciation and amortization                                   $6,833           $5,645          $13,109           $11,020
Capital expenditures                                             6,088            5,314           11,659             8,006

Balance Sheet Data:
(End of period)
Working capital                                                                                 $342,655          $247,379
Goodwill & intangibles                                                                           120,899           112,888
Total assets                                                                                     815,583           643,845
Current maturities of long-term debt                                                               3,407             4,955
Long-term revolving credit facility                                                               50,000            62,744
Convertible debt                                                                                 120,000           120,000
 Other long-term debt (less current maturities)                                                    3,208             4,448
Stockholders' equity                                                                             475,210           358,603


(1) The Company adopted FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" on March 31, 2004, requiring consolidation of our former Drawn Over Mandrel facility (DOM) since its sale to a third party (PCD) in March 2002. The factors that distinguish PCD from our wholly-owned subsidiaries included in our consolidated financial statements are: (1) the former DOM operation's assets were acquired by PCD with the Company's financial support, (2) the assets sold to PCD remain legally isolated and are restricted and (3) the liabilities of PCD are not our legal obligations, but will be repaid with cash flows generated from the assets. In March 2004, the Company recorded a $1.6 million (net of $1.0 million in taxes) non-cash cumulative charge to recognize the prior losses of PCD. The balance sheet of PCD was included in our balance sheet as of March 31, 2004 and the operating results of PCD are included in the income statement starting as of April 1, 2004.



7/20/04